EXHIBIT 3.2.2

            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                                       OF

                                MONACO GROUP INC.

MONACO GROUP INC., a corporation organized and existing pursuant to and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

FIRST:  Acting by unanimous written consent in accordance with the provisions of
Section 141(f) of the General Corporation Law of the State of Delaware, the Board of Directors of MONACO GROUP INC. duly adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, that Article shall be and specify as follows:

"FIRST: The name of the corporation is Loretta Food Group Inc."

SECOND: That said amendment was duly approved and adopted by the holders of a majority of the issued and outstanding shares of this corporation's $0.001 par value common stock at a meeting of this corporation's shareholders held on December 23rd, 2004, in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said MONACO GROUP INC. has caused this certificate to be signed by Al Burgio, an Authorized Officer, this 28th day of February, 2005.

By:
--------------------
Al Burgio,
President

BY ORDER OF THE BOARD OF DIRECTORS

-------------------------------------
Al Burgio,
President and Chief Executive Officer

Toronto, Ontario, Canada, February 28, 2005